Exhibit 99.1
FOR IMMEDIATE RELEASE
KMG CHEMICALS REPORTS FIRST QUARTER RESULTS
Achieves 186% Increase in Net Income and 193% Increase in EPS Vs. Q1’09
HOUSTON, TX — December 7, 2009 — KMG Chemicals, Inc. (NASDAQ: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the first quarter ended October 31, 2009.
Overview of First Quarter Results
For the first quarter ended October 31, 2009, net sales were $49.4 million producing operating income of $8.0 million, and record net income for a first quarter period of $4.6 million or $0.41 per diluted share. In the first fiscal quarter of 2009, net sales were $52.2 million resulting in operating income of $3.5 million, and net income of $1.6 million or $0.14 per diluted share.
In the fiscal 2010 first quarter, Wood Preservatives generated $25.5 million or 52% of net sales, Electronic Chemicals generated net sales of $23.0 million or 47% of the total, while Animal Health generated net sales of $933,000, or 1% of the total. In the first quarter of fiscal 2009, Wood Preservatives generated net sales of $24.6 million or 47% of total net sales, Electronic Chemicals generated $26.2 million or 50% of sales, and Animal Health generated $1.4 million or 3% of sales.
Neal Butler, President and CEO of KMG, commented, “Fiscal 2010 started on a strong note and as we previously announced, produced first quarter net income and earnings per share of more than two and a half times last year’s first quarter and also set a new record for the Company’s first quarter period. For the past three years, our first quarter diluted earnings per share have been flat at $0.14.
“Electronic Chemicals sales have been steadily improving and finished the quarter close to their pre-recessionary levels. Some of the increase in volume, relative to the past three quarters, may be seasonal. Of special note, our international unit achieved sales that approximated last year’s first quarter and was once again profitable with $148,000 of operating income for the quarter, a $180,000 improvement over last year. Our North American unit generated operating profits of $1.3 million, down $228,000 from last year. Despite these positive indicators, we remain cautious and believe challenging market conditions could continue during fiscal 2010.
“Wood Treating Chemicals performed well in the first quarter, and the year-over-year improvement was driven by a favorable product mix, lower raw material costs, reduction in amortization expense and improved pricing. As noted, Wood Treating sales were $25.5 million compared to $24.6 million in the same period in fiscal 2009. First quarter operating income for Wood Treating was $9.2 million versus $4.0 million in fiscal 2009. Penta sales volumes declined about 9% from the 2009 average as utilities trimmed their maintenance spending. As we indicated last month, we have seen an increase in chlorine prices, which is an important raw material for Penta production. While we have seen a significant improvement in Penta operating margins in the first quarter over last year due to lower amortization expense and raw material costs, increases in the cost of chlorine could negatively impact Penta operating margins in the second quarter of fiscal 2010 to levels approaching the 2009 second quarter. First quarter Creosote revenues increased as a result of a higher average sales price, driven by a shift in our product mix resulting from a temporary shortage of domestically produced Creosote, as well as pricing action taken in response to our increased cost for Creosote. First quarter Creosote sales volumes were flat compared to average 2009 volumes, although volumes were lower compared to the year earlier quarter. In the first quarter of last fiscal year, Creosote margins were notably reduced as a result of significant product cost increases. Operating margins in this first quarter benefited from an earlier pricing action taken in response to those cost increases, as well as the temporary shift in product mix discussed above. For the year as a whole, we anticipate a partial retraction in profitability with increasing average costs and an easing in demand for treated wood by utilities and railroads, which will cause Wood Treating revenues to be marginally less to flat in fiscal 2010 compared to fiscal 2009.”
Mr. Butler went on to say, “Animal Health sales in the first quarter were down as our farm and livestock customers continue to contend with high input costs and low beef and poultry prices. This segment is seasonally weighted to our fiscal third and fourth quarters. In the current year’s first quarter, we entered into an agreement with AgriLabs, an animal health sales-and-marketing company, to enhance distribution and service to our customers as well as generate greater exposure for our products in the cattle, swine, dairy and equine markets. We continue to pursue product line expansions as well as acquisition targets.”
Balance Sheet Discussion
John V. Sobchak, CFO of KMG, commented, “Net working capital for the first quarter was $34.1 million, compared to $29.7 million at our fiscal year ended July 31st, due to the increase in our cash position. Cash on October 31st was $12.0 million compared to $7.2 million on July 31st. In addition to this strong cash position, our $35 million revolving credit facility is fully available. At the end of the quarter, total borrowings had been reduced to $44.9 million due to the normal amortization of our term loan. With $76.5 million of shareholders’ equity, we finished the quarter with a debt to equity ratio below 0.6.”
Outlook
Mr. Butler concluded, “The measures we implemented in fiscal 2009 to improve supply chain and manufacturing efficiencies are having the desired effect on our profitability thus far in fiscal 2010. The exceptional first quarter results provide a good start for earnings per share in fiscal 2010 to exceed last year’s record earnings. With our reduced debt structure, a $35 million revolving credit facility that remains untapped and a strong cash position, we are well-positioned to finance and integrate our next acquisition, which we look forward to completing in the current fiscal year.”
Conference Call
Messrs. Butler and Sobchak will conduct a conference call focusing on the financial results at 10:00 a.m. E.T. on Monday, December 7, 2009. Interested parties may participate in the call by dialing 866-861-6730. Please call in 10 minutes before the call is scheduled to begin, and ask for the KMGB call (conference ID # 37820395).
The conference call will also be webcast live via the Investor Relations section of KMG’s website at www.kmgchemicals.com. To listen to the live call please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website.

About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.
Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Linda Latman
212-836-9609
LLatman@equityny.com
www.theequitygroup.com
(See accompanying tables)

KMG Chemicals, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended
	October 31,
	2009	2008

NET SALES	$49,414	$52,233

COST OF SALES	31,023	36,703

Gross Profit	18,391	15,530

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,441	12,005

Operating income	7,950	3,525

OTHER INCOME (EXPENSE):
Interest income	1	2
Interest expense	(557)	(879)
Other, net	(28)	(33)

Total other expense, net	(584)	(910)

INCOME BEFORE INCOME TAXES	7,366	2,615

Provision for income taxes	(2,746)	(999)

NET INCOME	$4,620	$1,616

EARNINGS PER SHARE:
Basic	$0.41	$0.15
Diluted	$0.41	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,144	11,068
Diluted	11,375	11,223

SUPPLEMENTAL DATA:
Depreciation and amortization expense	$1,379	$1,778

KMG Chemicals, Inc.
Balance Sheet Highlights
(In thousands)
(UNAUDITED)

	October 31,	July 31,
	2009	2009

Cash and cash equivalents	$11,994	$7,174

Net working capital	34,055	29,724

Total assets	149,507	143,508

Long-term debt, including current portion	44,916	46,292

Shareholders’ Equity	76,525	70,977